Exhibit 16.2

June 28, 2018

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: USA Equities Corp.

Dear Sir/Madam,

We have read the statements made by USA Equities Corp. (the Company), which we understand will be filed with the U.S. Securities & Exchange Commission, pursuant to Item 4.01 of the Company’s Form 8-K dated June 28, 2018. We agree with such statements as they pertain to our firm in such Form 8-K.

We have no basis to agree or disagree with any other statements of the Company contained therein.

Regards,

McConnell & Jones